Exhibit 16.1

March 30, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentleman:

We are the former independent registered public accounting firm for OMNI Energy Services Corp. (the “Company”). We have read the Company’s current report on 8-K dated March 25, 2009 and are in agreement with the disclosure in Item 4.01, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ Pannell Kerr Forster of Texas, P.C.